FOR FURTHER INFORMATION: EXHIBIT 99.1

AT THE COMPANY:	AT ASHTON PARTNERS:
Dennis Letham Chief Financial Officer (224) 521-8601	Chris Kettmann Investor Inquiries (312) 553-6716	H. Patel Media Inquiries (312) 553-6745

ANIXTER INTERNATIONAL INC.
REPORTS 46 PERCENT INCREASE IN FIRST QUARTER INCOME
BEFORE EXTRAORDINARY GAIN ON 15 PERCENT SALES INCREASE

GLENVIEW, IL, April 26, 2005 – Anixter International Inc. (NYSE: AXE), the world’s leading distributor of communication products, electrical and electronic wire & cable and a leading distributor of fasteners and other small parts (“C” Class inventory components) to Original Equipment Manufacturers (“OEMs”), today reported results for the quarter ended April 1, 2005.

First Quarter Highlights

•	Sales of $876.5 million in the quarter, including a $18.7 million increase in sales resulting from the June 22, 2004 acquisition of the assets and operations of Distribution Dynamics Inc. (“DDI”), rose 15 percent compared to sales of $764.2 million in the year ago quarter.

•	Operating income increased 36 percent to $39.6 million as compared to $29.0 million in the year ago quarter.

•	Income before extraordinary gain rose 46 percent to $20.4 million versus $14.0 million in the prior year quarter.

•	Diluted earnings per share before extraordinary gain rose 38 percent to 51 cents versus 37 cents in the year ago quarter. In the year ago first quarter, the Company reported an after-tax extraordinary gain of $4.1 million, or 11 cents per diluted share, related to a 1983 matter regarding Itel Corporation, the predecessor of the Company.

•	Cash flow provided by operations was $7.1 million as compared to $10.9 million used in operations in the prior year.

Financial Highlights
(In millions, except per share amounts)

	Three Months Ended
	Apr. 1,	Apr. 2,	Percent
	2005	2004	Change
Net Sales	$876.5	$764.2	15%
Operating Income	$39.6	$29.0	36%
Income Before Extraordinary Gain	$20.4	$14.0	46%
Diluted Earnings Per Share Before Extraordinary Gain	$0.51	$0.37	38%
Diluted Weighted Shares	41.2	37.6	10%

Robert Grubbs, President and CEO, said, “The 11 percent organic sales growth in the first quarter, exclusive of the foreign exchange effects of a weaker dollar, was in line with our internal expectations. This growth allowed us to increase income before extraordinary gain by 46 percent and to improve operating margins to 4.5 percent in the most recent quarter. The combination of this sales and earnings growth with our strong financial position, including quarter-end cash balances of $167.9 million, puts us in a very good position to pursue further growth opportunities and to enhance shareholder value.”

First Quarter Results

For the three-month period ended April 1, 2005, sales of $876.5 million produced net income of $20.4 million, or 51 cents per diluted share. Included in the current year’s first quarter sales results were sales of $18.7 million from the June 22, 2004 acquisition of DDI.

In the prior year period, sales of $764.2 million generated income before extraordinary gain of $14.0 million, or 37 cents per diluted share. The year ago first quarter also included an after-tax extraordinary gain of $4.1 million, or 11 cents per diluted share, related to a 1983 matter regarding Itel Corporation, the predecessor of the Company.

Operating income in the first quarter increased 36 percent to $39.6 million as compared to $29.0 million in the year ago quarter. For the latest quarter, operating margins were 4.5 percent compared to 3.8 percent in the first quarter of 2004.

First Quarter Sales Trends

Commenting on first quarter sales trends, Grubbs said, “Sales in the first quarter grew at an 11 percent organic rate year-over-year after adjusting for $18.7 million in sales related to the June 2004 acquisition of DDI and $12.9 million for the foreign currency effects of a weaker US dollar. This organic growth rate was in line with our expectations of 8 to 12 percent growth for the year. Day-to-day business was strong throughout the quarter, while larger project business reflected a normal seasonal pattern of starting slow and then building momentum throughout the quarter.”

“The organic growth in the quarter was particularly strong in our OEM Supply business which saw 27 percent organic growth after adjusting for the foreign exchange effects of $1.2 million and DDI sales of $18.7 million,” continued Grubbs. “The growth with these customers reflects a combination of added SKUs to existing contracts, some new contracts and increased prices. Looking at revenue growth, we believe our strategy of building this business is solidly on track, with revenues in the most recent quarter annualizing to a full year run rate of approximately $475 million.”

“Enterprise cabling sales in North America reported nearly 10 percent year-on-year sales gains. While sales rose on a combination of increased demand from both new and existing customers, continued progress in the security market and increased data cabling prices, these gains were offset by weaker major project sales early in the quarter. North American Industrial Wire & Cable sales grew by over 8 percent as a result of a combination of increased demand from existing customers, the addition of new customers and the effects of higher copper prices. An 8 percent year-on-year increase in sales to North American telecom OEMs was also encouraging,” said Grubbs.

“In Europe, despite generally weak market conditions in enterprise cabling and specialty wire & cable sales, we still saw sales climb by 20 percent as compared to the year ago quarter,” commented Grubbs. “Adjusting for the weaker U.S. dollar impact of $7.1 million, European sales grew by approximately 15 percent as compared to the year ago quarter, with growth in the OEM supply market being a major contributor to growth. In the emerging markets of Latin America and Asia Pacific, where there was little year-on-year currency exchange rate effect, we also saw an 8 percent increase in sales. Latin America reported solid year-on-year sales gains, while Asia had a drop in revenues due to fewer major customer projects in this year’s first quarter.”

First Quarter Operating Results

“Our first quarter operating results showed continued improvement in our efforts to increase operating margins,” said Grubbs. “Our first quarter operating margins of 4.5 percent were the best first quarter operating margins we have reported since prior to the 2001 – 2003 recession. In North America, operating margins in the most recent quarter were 4.9 percent as compared to 4.0 percent in the year ago quarter. The improvement reflects a combination of better gross margins on improved sales mix and price increases. In Europe, where strong sales growth and substantial improvements in operating performance in the OEM Supply business were achieved, operating margins in the most recent quarter were 3.6 percent as compared to 3.2 percent in the year ago quarter. Emerging markets reported a slight drop in operating margins from 2.8 percent in the year ago quarter to 2.4 percent in the most recent quarter. The drop in emerging market operating margins reflects a combination of improved margins in Latin America on solid sales growth offset by a drop in operating margins in Asia on reduced sales volumes.”

Refinancing and Cash Flow

“During the quarter we took advantage of strong bond market conditions and issued $200 million of 5.95% Senior unsecured notes due March 1, 2015,” said Dennis Letham, Senior Vice President - Finance. “Net proceeds from this bond offering, which totaled $197.6 million, were used to reduce borrowings under our working capital and accounts receivable securitization facilities by a total of approximately $78.0 million. The remainder of the proceeds from the offering have been invested in short-term cash investments and are available for general corporate purposes including the intended call in June 2005 of the remaining $70.0 million of the Company’s 7 percent zero coupon convertible notes due June 2020.”

“Cash flow provided by operations in the quarter was $7.1 million compared to $10.9 million used in operations in the year ago quarter,” continued Letham. “When the cash flow from operations is combined with the refinancing activities in the quarter, we have a net increase in borrowings of $110.1 million from the end of fiscal 2004. This resulted in a debt-to-total capitalization ratio at the end of the first quarter of 40.0 percent as compared to 35.1 percent at the end of fiscal 2004. At the same time cash balances have increased from $53.4 million at the end of fiscal 2004 to $167.9 million at the end of the first quarter of 2005.”

Business Outlook

Concluding, Grubbs said, “The trends of the first quarter were positive and, for the most part, as we expected. We anticipate that the improvement in project quotation and booking activity that we saw as the quarter unfolded will lead to a continuation of solid year-over-year sales growth during the next couple of quarters. If these trends continue as expected, we should be in a position to report continuing improvements in earnings along with solid cash flow from operations throughout fiscal 2005. When these gains are combined with our very solid quarter-end financial position, we are in an excellent position to pursue additional organic and strategic growth opportunities.”

First Quarter Earnings Report

Anixter will report results for the 2005 first quarter on Tuesday, April 26, 2005, and broadcast a conference call discussing them at 9:30 am central time. The call will be Webcast by CCBN and can be accessed at Anixter’s Website at www.anixter.com. The Webcast also will be available over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.companyboardroom.com, or by visiting any of the investor sites in CCBN’s Individual Investor Network (such as America Online’s Personal Finance Channel and Fidelity.com). Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com). The Webcast will be archived on all of these sites for 30 days.

About Anixter

Anixter International is the world’s leading distributor of communication products, electrical and electronic wire & cable and a leading distributor of fasteners and other small parts (“C” Class inventory components) to Original Equipment Manufacturers. The company adds value to the distribution process by providing its customers access to 1) innovative inventory management programs, 2) more than 275,000 products and nearly $600 million in inventory, 3) 169 warehouses with more than 4.6 million square feet of space, and 4) locations in 200 cities in 45 countries. Founded in 1957 and headquartered near Chicago, Anixter trades on The New York Stock Exchange under the symbol AXE.

Safe Harbor Statement

The statements in this news release that use such words as “believe,” “expect,” “intend,” “anticipate,” “contemplate,” “estimate,” “plan,” “project,” “should,” “may,” or similar expressions are forward-looking statements indicating the Company’s expectations or beliefs concerning future events. They are subject to a number of factors that could cause the Company’s actual results to differ materially from what is indicated here. These factors include changes in supplier relationships, foreign political, economic and currency risks, risks associated with inventory, commodity price fluctuations and risks associated with integration of acquired companies. Please see the Company’s Securities and Exchange Commission filings for more information.

Additional information about Anixter is available on the Internet at
www.anixter.com

ANIXTER INTERNATIONAL INC.
Condensed Consolidated Statements of Operations
	13 Weeks Ended
	April 1,	April 2,
(In millions, except per share amounts)	2005	2004
Net sales	$876.5	$764.2
Cost of goods sold	664.1	581.5

Gross profit	212.4	182.7
Operating expenses	172.1	153.1
Amortization of intangibles	0.7	0.6

Operating income	39.6	29.0
Interest expense	(5.2)	(3.0)
Other, net	(1.7)	(3.1)

Income before income taxes and extraordinary gain	32.7	22.9
Income tax expense	12.3	8.9

Income before extraordinary gain	20.4	14.0
Extraordinary gain, net	—	4.1

Net income	$20.4	$18.1

Basic income per share:
Income before extraordinary gain	$0.54	$0.38
Extraordinary gain	—	0.11
Net income	$0.54	$0.50
Diluted income per share:
Income before extraordinary gain	$0.51	$0.37
Extraordinary gain	—	0.11
Net income	$0.51	$0.48
Average shares outstanding:
Basic	37.6	36.5
Diluted	41.2	37.6
Geographic Segments
Net sales:
North America	$650.9	$571.1
Europe	168.3	140.2
Asia Pacific and Latin America	57.3	52.9

	$876.5	$764.2

Operating income:
North America	$32.1	$23.0
Europe	6.1	4.5
Asia Pacific and Latin America	1.4	1.5

	$39.6	$29.0

ANIXTER INTERNATIONAL INC.
Condensed Consolidated Balance Sheets
	April 1,		December 31,
(In millions)	2005		2004
Assets
	$		$
Cash		167.9		53.4
Accounts receivable, net		625.6		620.4
Inventories		598.0		580.1
Deferred income taxes		11.8		16.3
Other current assets		12.5		11.7

Total current assets		1,415.8		1,281.9
Property and equipment, net		41.2		42.6
Goodwill		293.3		293.6
Other assets		87.8		88.5

		$1,838.1		$1,706.6

Liabilities and Stockholders’ Equity
	$		$
Accounts payable		350.2		323.2
Accrued expenses		112.7		143.4
7.0% zero coupon convertible notes		68.8		—

Total current liabilities		531.7		466.6
5.95% Senior notes		200.0		—
3.25% zero coupon convertible notes		152.1		150.9
Borrowings under securitization facility		101.1		161.8
Revolving lines of credit		0.5		32.1
7.0% zero coupon convertible notes		—		67.6
Other liabilities		67.3		64.6

Total liabilities		1,052.7		943.6
Stockholders’ equity		785.4		763.0

		$1,838.1		$1,706.6